EXHIBIT 99.3


               BERWIND FINANCIAL, L.P. LETTERHEAD



August ___, 1999



Board of Directors
First Bank of Philadelphia
1424 Walnut Street
Philadelphia, Pennsylvania  19102

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock (the "Shares") of First Bank of Philadelphia ("First Bank") of the financial consideration of the proposed merger by and between First Bank and PSB Bancorp, Inc. ("PSB"). The terms of the proposed merger (the "Proposed Merger") by and between First Bank and PSB are set forth in the Agreement and Plan of Reorganization dated March 19, 1999 (the "Merger Agreement") and provide that each Share will be converted into the right to receive an amount of PSB common stock determined in conformity with Section 1.02(e) of the Merger Agreement.

     Berwind Financial, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

     In arriving at our opinion, we have, among other things:
(i) reviewed the historical financial performances, current financial positions and general prospects of First Bank and PSB and reviewed certain internal financial analyses and forecasts prepared by the management of First Bank and PSB, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of First Bank and PSB, (iv) studied and analyzed the consolidated financial and operating data of First Bank and PSB, (v) considered the terms and conditions of the Proposed Merger between First Bank and PSB as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions, (vi) met and/or communicated with certain members of First Bank's and PSB's senior management to discuss their respective operations, historical financial statements and future prospects, (vii) reviewed this joint proxy statement/prospectus, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

     Our opinion is given in reliance on information and representations made or given by First Bank and PSB, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by First Bank and PSB including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning First Bank and PSB nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted any valuation or appraisal of any assets or liabilities of First Bank or PSB, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

     With regard to financial and other information relating to the general prospects of First Bank and PSB, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of First Bank and PSB as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Proposed Merger. For First Bank and PSB, we have assumed the allowance for loan losses indicated on the balance sheets of each entity is adequate to cover such losses; we have not reviewed credit files of either First Bank or PSB. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to First Bank or PSB.

     Our opinion is based upon information provided to us by the management of First Bank and PSB, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration to be received by First Bank in the Proposed Merger, is for the information of the Board of Directors of First Bank in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of First Bank and does not constitute a recommendation to First Bank shareholders as to how such shareholders should vote on the Proposed Merger. We are not expressing any opinion as to the actual value of PSB common stock when issued pursuant to the Proposed Merger or the prices at which PSB common stock will trade subsequent to the Proposed Merger.

     Based on the foregoing, it is our opinion that, as of the date hereof that the financial consideration of the Proposed
Merger between First Bank and PSB are fair, from a financial point of view, to the holders of Shares.

                              Sincerely,




                              BERWIND FINANCIAL, L.P.